U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

   Grunewald          Dr. Donald
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   (Last)              (First)           (Middle)

PMB #307
Five River Road
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                                    (Street)

Wilton      CT       06897
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   (City) (State) (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   02/11/03
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     EVCI Career Colleges Incorporated ("EVCI")
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X] Director [_] 10% Owner [ ] Officer (give title below) [_] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                      3. Ownership Form:
                                     2. Amount of Securities             Direct (D) or      4. Nature of Indirect
1. Title of Security                    Beneficially Owned               Indirect (I)          Beneficial Ownership
   (Instr. 4)                           (Instr. 4)                       (Instr. 5)            (Instr. 4)
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

Common Stock                             200                                (D)
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

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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

                                                                                                      5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                         2. Date Exercisable           (Instr. 4)                                         Derivative
                            and Expiration Date     ---------------------------------   4. Conver-        Security:
                            (Month/Day/Year)                              Amount           sion or        Direct      6. Nature of
                         ----------------------                           or               Exercise       (D) or         Indirect
                         Date       Expira-                               Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                  of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                 Shares           Security       (Instr. 5)     (Instr. 5)
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

Option to buy           (1)          02/10/13        Common Stock         7,500            $0.78            (D)
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
Explanation of Responses:
(1) Automatic grant. Option vests in three equal consecutive annual installments commencing on February 11, 2004



/s/ Dr. Donald Grunewald                                     February 19, 2003
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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                            (Print or Type Responses)